Exhibit 99.1

National Vision Appoints Susan O’Farrell to Board of Directors
Brings Additional Financial, Operational and Supply Chain Expertise to Board

DULUTH, Ga. (Feb. 8, 2024) – National Vision Holdings, Inc. (NASDAQ: EYE), the nation’s second largest optical retailer providing quality, affordable eye care and eyewear, announced today the appointment of Susan O’Farrell to its Board of Directors and as a member of its Audit Committee.

Ms. O’Farrell is an accomplished financial expert with over 35 years of executive and senior leadership experience, most recently serving as Chief Financial Officer, Principal Accounting Officer and Treasurer at BlueLinx Holdings, Inc., a wholesale distributor of building and industrial products from 2014 to 2020. Prior to this, she held multiple roles at The Home Depot—including CFO for At Home Services and Chief Procurement Officer. Cumulatively, she holds financial and operational experience encompassing IT, procurement, supply chain and logistics in growth and transformational environments.

“Susan is an exemplary addition to our board, and we are thrilled to welcome her,” said Randy Peeler, Chairman of National Vision’s Board of Directors. “Her expertise will bring new perspective, both deepening the strength and expanding the view of the board.”

Ms. O’Farrell currently serves on the Board of Directors and as the Audit Committee Chair of Leslie’s, Inc., a specialty retailer of pool supplies that completed its initial public offering in 2020. She also serves on the Board of Directors and as a member of the Audit Committee for Savers Value Village, Inc.

“I am very excited to get started with National Vision, especially amid the ever-changing landscape of both the healthcare and retail industries,” said Ms. O’Farrell. “I share National Vision’s passion for providing high quality care at an affordable cost, and look forward to working together with leadership and my fellow board members to advance the Company’s mission.”

Her advisory strengths are well-applied in her local community as well. Ms. O’Farrell serves on the Board of Directors for the International Women’s Forum – Georgia Chapter and is a member of the CFO Roundtable Advisory Board for the University of Georgia’s Terry College of Business. Previously, she was the Board Chair for CHRIS 180, a not-for-profit behavioral health organization, as well as the Board Chair for The Atlanta's Children's Shelter.

“Susan brings a wealth of both retail and multi-industry knowledge to National Vision,” said Reade Fahs, CEO at National Vision. “We feel incredibly fortunate to add her strengths to our board.”

Ms. O’Farrell holds a B.S. in business administration from Auburn University. She completed the Executive Leadership Program at Emory University’s Goizueta Business School and she holds the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon.

About National Vision Holdings, Inc.
National Vision Holdings, Inc. (NASDAQ: EYE) is the second largest optical retail company (by sales) in the United States with over 1,400 stores in 44 states and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.

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Media Contact:
Racheal Peters
media@nationalvision.com
(470) 448-2303
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